SALIVA DIAGNOSTIC SYSTEMS, INC.

                                  EXHIBIT 11.5

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                      2004             2003
                                                      ----             ----
Basic earnings (loss):

Net loss                                           $   (280,482)   $ (3,735,476)
                                                   ============    ============

Shares:
Weighted common shares outstanding                   30,509,700      27,504,450
                                                   ============    ============

Basic and diluted loss per share                   $      (0.01)   $      (0.14)
                                                   ============    ============